EXHIBIT 99
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                                CONSENT STATEMENT

This Statement confirms that the undersigned, David Talbot, has authorized and designated each of Elizabeth Hambrecht, and Conrad Lowry, individually, to execute and to file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Salon Media Group, Inc. The authority of each of Elizabeth Hambrecht, and Conrad Lowry, individually, under this Statement shall continue until January 1, 2006 unless the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Salon Media Group. The undersigned acknowledges that each of Elizabeth Hambrecht, and Conrad Lowry, individually, is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.




Date: 1/4/2005                             By: /s/ David Talbot
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                                               David Talbot